Exhibit 10.27
[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

Option and License Agreement
This Option and License Agreement (this “Agreement”), effective as of June 9, 2020 (the “Effective Date”), is entered into by and between Inhibrx, Inc., a Delaware corporation (“Inhibrx”), and bluebird bio, Inc., a Delaware corporation (“Licensee”). Inhibrx and Licensee are referred to individually as a “Party” and collectively as the “Parties.”
BACKGROUND
A.    Inhibrx Controls certain intellectual property relating to its single domain antibody technology platform that may be used to generate Binders Directed Against Targets.
B.    Licensee is a biotechnology company focused on the development and commercialization of gene therapies for severe genetic diseases and in cancer, including engineered T cells that express chimeric antigen receptors;
C.    The Parties previously entered into that certain Materials Transfer Agreement, effective as of November 1, 2016, pursuant to which Inhibrx provided certain materials and information to Licensee solely for Licensee to conduct studies described therein;
D.    Inhibrx desires to grant to Licensee, and Licensee desires to obtain from Inhibrx, a license to intellectual property Controlled by Inhibrx for the development, manufacturing, and commercialization of Licensed Products that contain one or more Binders, all under the terms and conditions set forth in this Agreement.
AGREEMENT
In consideration of the foregoing premises and the covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Definitions. Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, have the respective meanings set forth below.
1.1    “Acquisition Entities” has the meaning set forth in Section 1.20.
1.2    “Affiliate” means, with respect to a Party, any Entity that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” means direct or indirect ownership of more than 50% of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than 50% of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other similar arrangement whereby such Entity controls or has the right to control the board of directors or equivalent governing body of such Entity, or the ability to cause the direction of the management or policies of such Entity.
1.3    “Agreement” is defined in the preamble of this Agreement.
1.4    “Arbitration” is defined in Section 10.5.1.
1.5    “Available Targets” means all Targets that are not, as of the Effective Date, or with respect to New Programs are not as of the date of the Nominee Target Notice, [***].
1.6    “Binder” means [***].
1.7    “Binder Improvement” means any modification, derivative or enhancement of a Binder (including in each case its composition, formulation, combination, product by process, or method of use,

manufacture, preparation or administration) that are created, invented, discovered, conceived, reduced to practice or otherwise generated by Licensee or its Affiliates, whether solely or with one or more other Entities.
1.8    “Binder Improvement Patent” means a Patent claiming any Binder Improvement, including any method of using, making or administering a Binder Improvement and that does not claim any Binder or any method of using, making or administering a Binder.
1.9    “Binder Patent” means an Inhibrx Patent claiming any Binder, subject to the last sentence of Section 6.2.1, including any method of using, making or administering a Binder outside of the Field.
1.10    “Biosimilar Product” means, with respect to a given Licensed Product in a particular country in the Territory, any product sold by a Third Party not authorized by Licensee or its Affiliates or sublicensees that is approved by the applicable Regulatory Authority for such country through any application or submission filed with a Regulatory Authority for Regulatory Approval of a biological product, where such product was eligible for and achieved such Regulatory Approval pursuant to an abbreviated follow-on biological approval pathway based on claims of such product to be biosimilar or interchangeable to such Licensed Product or otherwise relying on the approval of such Licensed Product in such country, including, for example, an application filed under 42 U.S.C. § 262(k) or its successor provisions or any similar provisions in a country outside the United States, based in reliance, at least in part, on data underlying the Regulatory Approval of such Licensed Product.
1.11    “BLA” means a Biologics License Application for Regulatory Approval of a Licensed Product that is filed with the FDA.
1.12    “Business Day” means any day other than a Saturday, a Sunday or any day on which banks in the State of Massachusetts are permitted or required to close by Law.
1.13     “Cell Therapy Product” means [***].
1.14    “Change of Control” means, with respect to a Party (a) the acquisition of beneficial ownership, directly or indirectly, by any corporation or other entity of securities or other voting interest of such party representing 50% or more of the combined voting power of such Party’s then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving such Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of 50% or more of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, or (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates. For clarity, a Change of Control shall not include financing transactions, through public offering, private equity financing, debt financing or otherwise.
1.15    “Clinical Trial” means any of a Phase 1 Trial, Phase 2 Trial, or Phase 3 Trial.
1.16    “Combination Product” means a Licensed Product that is sold for a single price together with an Other Component.
1.17    “Commercialization” means any and all activities directed to the manufacture for commercial supply, marketing, promoting, distributing, offering for sale, and selling the Licensed Products in the Territory. Commercialization shall include commercial activities conducted in preparation for the launch of Licensed Products, including pre-launch activities. “Commercialize” has a correlative meaning.
1.18    “Commercially Reasonable Efforts” means, with respect to the efforts and resources to be expended by a Party with respect to an objective under this Agreement, the reasonable, diligent, good-faith efforts and the application and expenditure of such resources that a similarly situated biotechnology or pharmaceutical

Entity [***] would use to accomplish such objective, in relation to a product owned by such Party or such biotechnology or pharmaceutical Entity, that has a market potential similar to the market potential of such Licensed Product and that is at a similar stage of its product life, and taking into account [***].
1.19    “Confidential Information” is defined in Section 5.1.
1.20    “Controlled” means with respect to any Patent or Know-How, including any material or other tangible or intangible intellectual property, the right (whether by ownership or license, other than licenses granted pursuant to this Agreement) of a Party to grant to the other Party access to, ownership of, or a license or sublicense under, such Patent or Know-How, in each case as provided under this Agreement, without violating the terms of any agreement or other arrangement with any Third Party; provided, however, that in the event a Third Party becomes an Affiliate of Inhibrx following the Effective Date because such Third Party acquires, directly or indirectly, Inhibrx or because Inhibrx acquires, directly or indirectly, such Third Party (such Third Party and each Entity that was such Third Party’s Affiliate prior to the date of such acquisition, referred to herein as “Acquisition Entities”), the Patents and Know-How of such Acquisition Entities in existence prior to such acquisition, or developed after the acquisition date by such Acquisition Entities without use of or reference to Inhibrx’s preexisting materials or proprietary know-how, shall not be deemed to be “Controlled” by Inhibrx.
1.21    “Covers” means, with respect to a Patent within the Licensed IP and a Licensed Product, that the making, having made, research, develop, use, sale, offer for sale, export, or importation of such Licensed Product by a Person would infringe a Valid Claim of such Patent in the country in which the activity occurred, without consideration as to whether such Person Controls such Patent.
1.22    “Declined Program” is defined in Section 3.4.
1.23    “Delivery System” is defined in Section 1.65.
1.24    “Development” means all activities that relate to the research, design, generation, characterization, optimization, construction, use, and manufacture for clinical supply of Licensed Products, any other non-clinical, pre-clinical or clinical research and development activities related to the testing and qualification of Licensed Products, as applicable, including toxicology studies, pharmacology studies, statistical analysis and report writing, pre-clinical testing, formulation development, chemistry, manufacturing and control activities, Clinical Trials, regulatory affairs and registration activities, and all other activities necessary to prepare and file Marketing Applications for Marketing Authorization and to seek, obtain and maintain Regulatory Approvals, but excludes Commercialization of the Licensed Product. “Develop” has a correlative meaning.
1.25    “Directed Against” means [***].
1.26    “Disclosing Party” is defined in Section 5.1.
1.27    “Dispute” is defined in Section 10.5.
1.28    “Dollar,” “dollar” or “$” means the legal tender of the United States.
1.29    “Effective Date” is defined in the preamble of this Agreement.
1.30    “EMA” means the European Medicines Agency, or any successor thereof performing substantially the same functions.
1.31    “Entity” means a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.32    “Europe” means the European Economic Area (as of the Effective Date), and Switzerland.
1.33    “Excluded Claim” is defined in Section 10.5.8.
1.34    “FDA” means the United States Food and Drug Administration, or any successor entity thereof performing substantially the same functions.
1.35    “Field” means the diagnosis, treatment, or prevention of human disease in humans and animals using a Cell Therapy Product.
1.36    “Filing” means the acceptance by the applicable Regulatory Authority of the filing of a particular Regulatory Filing.
1.37    “First Commercial Sale” means, with respect to a particular Licensed Product in a particular country, the first sale of such Licensed Product in such country by a Selling Party after all Regulatory Approvals have been obtained.
1.38    “Governmental Authority” means any federal, state, national, regional, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.39    “IND” means any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside of the United States (such as a Clinical Trial Authorisation, or CTA, in the European Union).
1.40    “Indemnitees” is defined in Section 9.3.
1.41    “Inhibrx” is defined in the preamble of this Agreement.
1.42    “Inhibrx Indemnitee” is defined in Section 9.2.
1.43    “Inhibrx Know-How” means all Know-How that is Controlled by Inhibrx during the Term, including Inhibrx Materials, that is necessary or useful for the Development or Commercialization of Binders or Licensed Products. For avoidance of doubt, Inhibrx Know-How does not include Know-How related to [***].
1.44    “Inhibrx Losses” is defined in Section 9.2.
1.45    “Inhibrx Materials” means any compounds, cell lines, biological materials, research tools or other tangible materials (including any such materials which constitute or are directly related to a Binder or a Licensed Product) that Inhibrx or its Affiliates may provide to Licensee from time to time under this Agreement.
1.46    “Inhibrx Patents” means each Patent that is Controlled by Inhibrx as of the Effective Date or thereafter during the Term in the Territory that: (i) claims a Binder, a Binder Improvement, or a Licensed Product (including in each case its composition, formulation, combination, product by process, or method of use, manufacture, preparation or administration); or (ii) otherwise claims inventions that that are necessary or useful for the Development or Commercialization of any Binder, Binder Improvement or Licensed Product in the Field and in the Territory; which as of the Effective Date and with respect to Binders for the Initial Programs consist of the Patents listed on Exhibit 1.47. Notwithstanding the foregoing, Inhibrx Patents shall exclude claims not directed to a Binder, Binder Improvement or Licensed Product. [***].

1.47    “Inhibrx Product Infringement Initiation Notice” is defined in Section 6.3.2(b).
1.48    “Initial Programs” means the Programs with respect to the following Program Targets: [***]; provided, however, that within [***] following the Effective Date, Licensee may, at its option, without any additional payment, and upon notice to Inhibrx, replace [***] with a Program Target from the Ongoing Programs; provided further that Inhibrx shall have no obligation to begin activities under a Program Plan for [***] unless and until Licensee notifies Inhibrx that Licensee plans to proceed with [***] as an Initial Program or the expiration of such [***] period without Licensee replacing [***] as an Initial Program. In the event that Licensee nominates another Target other than [***], [***] shall continue to constitute a Target as part of the Ongoing Program and shall not be considered a Declined Program (and, for avoidance of doubt, if Licensee then determines to include [***] as a New Program, Licensee shall be obligated to pay the Upfront Option Fee).
1.49    “Initiation” means[***].
1.50    “JAMS Rules” is defined in Section 10.5.1.
1.51    “Know-How” means any tangible and intangible information, data, results, and materials, discoveries, improvements, inventions, compositions of matter, cell lines, assays, sequences, processes, methods, knowledge, protocols, formulas, utility, formulations, inventions (whether patentable or not), know-how and trade secrets, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, in each case that either Party treats as confidential or proprietary information and that is not generally known by the public, but excluding any of the foregoing to the extent claimed in any Patents.
1.52    “Know-How Transfer Date” has the meaning set forth in Section 2.5.1 (Initial Transfer).
1.53    “Law” means any federal, state, local, foreign or multinational law, statute, ordinance, code, rule, regulation, resolution, or order of any Governmental Authority in the Territory, or any similar provision having the force or effect of law.
1.54    “Licensed IP” means the Inhibrx Patents and Inhibrx Know-How.
1.55    “Licensed Product” means a Cell Therapy Product comprising, containing or otherwise incorporating one or more Binders or Binder Improvements.
1.56    “Licensed Target” is defined in Section 3.3.
1.57    “Licensee” is defined in the preamble of this Agreement.
1.58    “Licensee Indemnitee” is defined in Section 9.1.
1.59    “Licensee Losses” is defined in Section 9.1.
1.60    “Losses” is defined in Section 9.3.
1.61    “MAA” means a Marketing Authorisation Application for Regulatory Approval of a Licensed Product that is filed with the EMA.
1.62    “Marketing Application” means a BLA, supplemental BLA, MAA or similar application for Regulatory Approval that is filed with the applicable Regulatory Authority(ies) in a particular country or jurisdiction.

1.63    “Marketing Authorization” means, with respect to a Licensed Product in any country or jurisdiction, the approvals by the applicable Regulatory Authority in such country or jurisdiction that are necessary for the Commercialization of such Licensed Product.
1.64    “Mono Product” is defined in Section 1.66.
1.65    “Net Sales” means, with respect to any Licensed Product following its First Commercial Sale, the aggregate gross amount invoiced or received by Licensee, any Affiliate or its or their sublicensee(s) (each, a “Selling Party”), for sales of such Licensed Product by a Selling Party to any Third Parties, less, to the extent customary and reasonable and specifically and solely allocated to the sale of such Licensed Product and actually taken, paid, accrued, allowed, included, or allocated, based on good faith estimate as permitted by U.S. GAAP and consistent with such Selling Party’s practice (and consistently applied as set forth below):
[***]
Net Sales will be determined from books and records maintained in accordance with U.S. GAAP, consistently applied by Licensee and its Affiliates or its or their sublicensees. Sales between Licensee and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales, except if such purchaser is an end user; and, in such event, Net Sales shall be calculated on the basis of the average sales price to unaffiliated Third Parties in the respective Calendar Year.
If a Licensed Product is sold by a Selling Party as a Combination Product in a country or jurisdiction, the Net Sales of such Combination Product with respect to such country or jurisdiction for the purpose of calculating royalties owed under this Agreement for sales of such Combination Product shall be determined as follows. The actual Net Sales of such Combination Product by the Selling Parties in such country or jurisdiction for the relevant period shall be determined using the above provisions. If in such country or jurisdiction the Selling Parties separately sell (1) a Licensed Product that does not contain or is not sold with the Other Component (as applicable) contained in or sold with such Combination Product in an equivalent dose amount or unit (a “Mono Product”) and (2) products containing as their sole active ingredient(s) or component one or more Other Component(s) in an equivalent dose amount(s) or unit(s), then the Net Sales attributable to such Combination Product should be calculated by [***]. If the Mono Product or the products containing as their sole active ingredient(s) or component the Other Component(s) in the Combination Product in an equivalent dose amount(s) or unit(s) are not sold separately in such country or jurisdiction for the applicable period, the adjustment to Net Sales shall be determined by [***]. Net Sales of a Licensed Product shall only include sales of the Licensed Product and not any other compound or product that may be used or administered in combination with a Licensed Product (other than for a single selling price).
With respect to any sale of any Licensed Product in a given country for any consideration other than monetary consideration on arm’s-length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to Third Parties for cash sales in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets). [***].
1.66    “New Program” is defined in Section 2.3.1.
1.67    “Nominee Target” is defined in Section 2.3.2(a).
1.68    “Nominee Target Notice” is defined in Section 2.3.2(a).
1.69    “Ongoing Program” shall mean the programs currently under Development by Licensee directed to the following Program Targets [***].

1.70    “Ongoing Program MTA” shall mean the [***].
1.71    “Option” is defined in Section 3.2.
1.72    “Option Exercise Fee” is defined in Section 4.3.
1.73    “Option Term” means on a Program Target-by-Program Target basis, the period of time commencing upon [***].
1.74    “Other Component” means, with respect to a Combination Product, (i) an active ingredient, or other therapeutically active material, that provides pharmacological activity in a pharmaceutical product that is not a Licensed Product, or (ii) a companion diagnostic related to a Licensed Product.
1.75    “Party” or “Parties” is defined in the preamble of this Agreement.
1.76    “Patent” means (a) any patent application, including any provisional patent application; (b) any patent application claiming priority from such patent application or provisional application, including any divisional, continuation, continuation-in-part, converted provisional, and continued prosecution application; (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention; (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, reexamination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.
1.77    “Person” means any individual, unincorporated organization or association, Governmental Authority, Entity or other entity not specifically listed herein.
1.78    “Phase 1 Trial” means a human clinical trial of a Licensed Product in any country that satisfies the requirements of 21 C.F.R. § 312.21(a), or its foreign equivalent.
1.79    “Phase 2 Trial” means a human clinical trial of a Licensed Product in any country that satisfies the requirements of 21 C.F.R. § 312.21(b). For clarity, a trial called a Phase 1/2 or Phase 1b/2 trial shall be considered a Phase 2 trial if it satisfies the requirements of 21 C.F.R. § 312.21(b).
1.80    “Phase 3 Trial” means a human clinical trial of a Licensed Product in any country that satisfies the requirements of 21 C.F.R. § 312.21(c). For clarity, a trial called a Phase 2/3 trial shall be considered a Phase 3 trial if it satisfies the requirements of 21 C.F.R. § 312.21(c).
1.81    “Product Infringement” is defined in Section 6.3.1.
1.82    “Product Infringement Action” is defined in Section 6.3.2(a).
1.83    “Product-Specific Patent” means a Patent that consists solely of claims specifically directed to (i) the composition or formulation of a particular Licensed Product, or (ii) any method of using, making or administering a particular Licensed Product. For avoidance of doubt, a Product-Specific Patent may not include any claims relating to a Binder, including any method of using, making or administering a Binder, other than as part of a particular Licensed Product or for use solely in the Field.
1.84    “Program” means with respect to a Program Target in the Field, the Development of Binders in accordance with its respective Program Plan. Programs include the Initial Programs, Ongoing Programs and New Programs.

1.85    “Program Plan” means the Development plan for conducting a Program, meeting the requirements set forth in Section 2.4.
1.86    “Program Target” means a Target that is included as the subject of activities under a given Program, as set forth in Section 2.2 or as determined by the Parties in accordance with Section 2.3.
1.87    “Program Term” means, on a Program-by-Program basis, the period beginning on the date upon which a Program is added hereunder, and ending upon the earlier to occur of (i) the exercise of the Option by Licensee in accordance with this Agreement, or (ii) the expiration of the Option Term. For clarity, the Program Term with respect to the Initial Programs shall commence as of the Effective Date.
1.88    “Prosecution” means, with respect to a Patent, preparing, filing, prosecuting and maintaining such Patent, including any interference and opposition proceedings, reissue, post-grant reviews, inter partes review, re-examination and applications for patent term extensions, and all appeals or petitions to any agency, board or court related to any of the foregoing. When used as a verb, “Prosecute” means to engage in Prosecution.
1.89    “Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.90    “R&D Term” means the period commencing upon the Effective Date and ending on the earlier of (i) five (5) years after the Effective Date, or (ii) a Change of Control of either Party.
1.91    “Receiving Party” is defined in Section 5.1.
1.92    “Registration-Enabling Trial” means any Clinical Trial that is intended to, or does, generate data sufficient to enable the Filing of a Marketing Application in any country in the Territory. For clarity, a Registration-Enabling Trial may be a Phase 1 Trial, a Phase 2 Trial, or a Phase 3 Trial; provided, however, for any Clinical Trial other than a Phase 3 Trial, the determination of whether such Clinical Trial is a Registration-Enabling Trial shall be solely determined by the Filing of a Marketing Application for such Licensed Product after completion of such Clinical Trial.
1.93    “Regulatory Approval” means, with respect to a Licensed Product in any country or jurisdiction, the approvals by the applicable Regulatory Authority in such country or jurisdiction necessary for the Commercialization of such Licensed Product, including any reasonably necessary pricing and reimbursement approvals.
1.94    “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval for a Licensed Product, including the FDA (with respect to the United States) and the EMA (with respect to the European Union).
1.95    “Regulatory Filing” means, with respect to any Licensed Product, any submission to a Regulatory Authority of any appropriate regulatory application with respect to such Licensed Product, and includes any submission to a regulatory advisory board and any supplement or amendment thereto. “Regulatory Filing” includes any IND and any Marketing Application.
1.96    “Representatives” is defined in Section 5.4.2.
1.97    “Required Disclosure” is defined in Section 5.6.
1.98    [***]
1.99    “Royalty Term” is defined in Section 4.6.2.

1.100    “Selling Party” is defined in Section 1.66.
1.101    “SEC” is defined in Section 5.6.
1.102    “Strategic Transaction” means, with respect to a Party, the occurrence of any of the following events: (i) the direct or indirect acquisition by any Third Party of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of such Party normally entitled to vote in elections of directors; (ii) the sale, transfer, conveyance or other disposition of all or substantially all of such Party’s assets to which this Agreement relates to a Third Party, or (iii) the consummation of a merger, acquisition, consolidation or other similar transaction between or involving a Third Party and such Party (or the ultimate parent Entity which, immediately prior to the Strategic Transaction, directly or indirectly controls such Party).
1.103    “Target” means a [***].
1.104    “Target Acceptance Notice” is defined in Section 2.3.2(a).
1.105    “Term” is defined in Section 8.1.
1.106    “Territory” means worldwide.
1.107    “Third Party” means any Person other than Licensee, Inhibrx and their respective Affiliates.
1.108    “Third Party Obligation” is defined in Section 4.6.3.
1.109    “Transition Plan” means the written plan for Inhibrx to provide Licensee any technical assistance and materials related to a Program after the exercise of an Option.
1.110    “Upfront Option Fee” is defined in Section 4.2.
1.111    “U.S.” or “United States” means the United States of America and all of its territories and possessions.
1.112    “Valid Claim” means, with respect to any country: (a) a claim in an issued Inhibrx Patent, Binder Improvement Patent or Product-Specific Patent (in each case, that issued before or after the Effective Date) that has not: (i) expired or been canceled; (ii) been revoked, declared invalid or unenforceable by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction in such country; (iii) been admitted by Inhibrx to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by written agreement of the Parties; or (b) a claim in any application for a Inhibrx Patent, Binder Improvement Patent or Product-Specific Patent that has been pending in a country for [***] ([***]) [***] from the first to occur of (i) the date that such application enters into a national phase in such country, or (ii) the date of the first direct filing of such application in such country and, in any case, which has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.
1.113    “Withholding Tax Action” is defined in Section 4.8.4.
1.114    “Year” means a successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

2.    Development Program
2.1    Overview. On a Program Target-by-Program Target basis, prior to the exercise of an Option, Licensee will conduct all Development activities relating to the Programs in accordance with their respective Program Plans.
2.2    Initial Programs.
2.2.1.    The Program Plans for the two (2) Initial Programs are attached hereto as Exhibit 2.2.1.
2.3    Additional Programs.
2.3.1.    Generally. In addition to the Initial Programs, the Parties may agree upon up to eight (8) additional Programs during the R&D Term pursuant to (i) the Program Target nomination process described in Section 2.3.2(a) (such additional programs are “New Programs”) and (ii) by electing to include any Ongoing Programs as set forth in Section 2.3.3.
2.3.2.    Selection of New Programs.
(a)    At any time during the R&D Term, Licensee, by written notice to Inhibrx (a “Nominee Target Notice”), may nominate a Target to become the focus of a New Program (the “Nominee Target”).
(b)    With respect to the first [***] New Programs only (but excluding any Ongoing Programs which shall not count toward the [***] New Programs), and only if Inhibrx receives the Nominee Target Notice during the period beginning on the Effective Date and ending on the second anniversary of the Effective Date, Inhibrx shall, within [***] ([***]) [***] of its receipt of such Nominee Target Notice, notify Licensee in writing as to whether the Nominee Target is, as of such date, an Available Target. If such proposed Nominee Target is an Available Target, such Nominee Target shall automatically become the subject of a New Program for all purposes hereunder as of the date of the Nominee Target Notice and Licensee shall promptly commence preparation of the Program Plan for such New Program in accordance with Section 2.4.
(c)    Except as expressly provided in Section 2.3.2(b), within [***] ([***]) [***] of its receipt of a Nominee Target Notice, Inhibrx shall notify Licensee in writing as to whether Inhibrx, in its sole discretion, accepts the Nominee Target as a Program Target. If Inhibrx notifies Licensee of its acceptance of the proposed Nominee Target as a Program Target, such Nominee Target shall become the subject of a New Program for all purposes hereunder as of the date of the acceptance notice from Inhibrx and Licensee shall promptly commence preparation of the Program Plan for such New Program in accordance with Section 2.4.
(d)    Licensee shall pay to Inhibrx the Upfront Option Fee for each additional Program Target in accordance with Section 4.2, within [***] ([***]) [***] after the Know-How Transfer Date.
2.3.3.    Ongoing Programs. The Parties acknowledge that Licensee is conducting Development activities with respect to the Ongoing Programs and Licensee may continue to conduct such Development activities after the Effective Date. For avoidance of doubt, the restrictions and guidelines in the Ongoing Program MTAs shall still apply with respect to the Ongoing Programs. Within [***] ([***]) [***] after the Effective Date Licensee shall notify Inhibrx if it desires to include any Ongoing Programs as New Programs and exercise the Option with respect to such New Program(s), and after such notification and Licensee’s receipt of Inhibrx Know-How in accordance with Section 2.5.1, Licensee shall pay to Inhibrx the Upfront Option Fee and Option Exercise Fee for each Ongoing Program that becomes a New Program. If Licensee does not include any Ongoing Programs as New Programs, then Licensee shall cease all Development activities with respect to the Ongoing Programs. For avoidance of doubt Ongoing Programs that do not become Program Targets become a Declined Program and each Ongoing Program that becomes a New Program counts toward the maximum number of New Programs as set forth in Section 2.3.1 (Generally).
2.4    Program Plans.
2.4.1.    Licensee shall develop a Program Plan for each New Program described in this Section 2.4.1 as follows. Promptly (and in any event within [***] ([***]) [***]) after the selection of a New Program under Section 2.3.2 (Selection of New Programs), Licensee shall deliver the draft Program Plan for such New Program to Inhibrx. The Parties shall mutually agree upon any activities within the initial Program Plan [***].
2.4.2.    Each Program Plan shall include at a minimum:
(a)    A description of the Binders to be Developed; and
(b)    A description of the Development activities to be undertaken and completed, including deliverables and timeframes.
2.4.3.    Option Term Extension. In the event that there are additional bona fide Development activities that Licensee desires to undertake under a Program Plan, where such activities will reasonably require an extension of the Option Term, then Licensee may extend the Option Term for such Program Plan by up to six (6) months by [***].
2.5    Disclosure of Know-How; Materials
2.5.1.    Initial Transfer. Within [***] ([***]) [***] after the Effective Date with respect to the Initial Programs (or, with respect to New Programs, as soon as reasonably practicable after the date that a Nominee Target becomes the subject of a New Program pursuant to Section 2.3.2), Inhibrx shall deliver to Licensee the following Inhibrx Know-How in its possession related to the Binders (which Inhibrx Know-How may only be used to conduct the Development activities set forth in the Program Plan): sequences and binding data (the delivery date shall be the “Know-How Transfer Date”). With respect to New Programs where Inhibrx has not identified any Binders against the proposed Target (a “New Binder Program”), Inhibrx will provide Licensee with a good faith estimate of the period required to generate the binding data by Inhibrx, provided that in no event shall the estimate be longer than [***] ([***]) [***] after the new Target becomes the subject of a New Program in accordance with Section 2.3.2 above. Inhibrx will use good faith, diligent efforts to produce Binders against the proposed new Targets. Licensee acknowledges and understands that there is no guarantee that Inhibrx will discover useful binders to any Target. Inhibrx shall also transfer to Licensee, on an “AS IS” basis, Inhibrx Materials that constitute Binders Directed Against the applicable Program Target. Inhibrx shall reasonably cooperate with Licensee to provide all technical assistance reasonably requested by Licensee to facilitate the transfer of such Inhibrx Know-How at no charge to Licensee.
2.5.2.    Inhibrx Know-How; Inhibrx Materials. In furtherance of the foregoing, on a Program-by-Program basis, from time to time during the during the Program Term or, if the Option is exercised, thereafter, upon the written request of Licensee, Inhibrx shall provide to Licensee any and all Inhibrx Know-How reasonably requested by Licensee, including reasonable quantities of Inhibrx Materials (but excluding any Inhibrx Know-How or Inhibrx Materials delivered on the Know-How Transfer Date), with respect to any Binder or Licensed Product. Inhibrx shall reasonably cooperate with Licensee to provide (A) all technical assistance requested by Licensee to facilitate the transfer of Inhibrx Know-How, and (B) reasonable quantities of requested Inhibrx Materials, in each case of (A) and (B) at no charge to Licensee; provided, that any out-of-pocket expenses shall be reimbursed by Licensee and that Licensee shall pay Inhibrx at reasonable time and materials to be agreed by the Parties if such cooperation requires significant effort by Inhibrx. Licensee shall use the Inhibrx Materials solely for the purposes of, and in compliance with, this Agreement, and in compliance with applicable Laws.

2.5.3.    Warranty Disclaimer Regarding Inhibrx Materials. THE INHIBRX MATERIALS ARE SUPPLIED “AS IS” WITH NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, EXCLUSIVITY, OR FITNESS FOR A PARTICULAR PURPOSE. ANY INHIBRX MATERIAL DELIVERED PURSUANT TO THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE AND MAY HAVE HAZARDOUS PROPERTIES. WITHOUT LIMITING ANY OTHER OBLIGATION UNDER THIS AGREEMENT, LICENSEE SHALL HANDLE THE INHIBRX MATERIAL ACCORDINGLY.
2.5.4.    Allocation of Liability. Licensee assumes all liability for damages incurred by Licensee, its Affiliates or any Third Party arising from the handling, use, storage or disposal of the Inhibrx Materials by Licensee, its Affiliates or sublicensees or by a Third Party acting on behalf of Licensee, its Affiliates or sublicensees. Inhibrx shall not be liable to Licensee for any loss, claim or demand made by Licensee, or made against Licensee by any Third Party, due to or arising from the handling, use, storage or disposal of the Inhibrx Materials, except to the extent caused by the gross negligence or willful misconduct of, or breach of this Agreement by, Inhibrx.
2.5.5.    Disposition of Inhibrx Materials after the Term. Upon termination (but not expiration) of the Term, Licensee shall immediately discontinue its use of, and shall cause any sublicensees to discontinue their use of, any Inhibrx Materials and shall, upon direction of Inhibrx, return or destroy (and certify destruction of), or require any sublicensees to return or destroy (and certify destruction of) any remaining Inhibrx Material that is in the possession or control of Licensee, its Affiliates or any sublicensee.
2.6    Records. On a Program-by-Program basis, Licensee will make and maintain, or cause to be made and maintained, records of its activities under the Program Plans in sufficient detail and in good scientific manner appropriate for scientific, patent and regulatory purposes, that will properly reflect all work included in such Program, for a period of at least [***] ([***]) [***] after the creation of such records, but in no event less than required by applicable Laws.
2.7    Reports. In addition to any reporting obligations in the Program Plan, Licensee shall provide Inhibrx with reports no less frequently than every [***] ([***]) [***], which reports shall contain reasonable detail regarding the conduct and results of the Development activities. Without limiting the foregoing, each report shall include a summary data generated under the Program Plan. Within [***] ([***]) [***] of the completion of a Program, Licensee shall deliver to Inhibrx a report containing the information required of each report and also listing each Binder Improvement identified under the Program.
2.8    Subcontracting. Licensee shall have the right to enter into subcontracts with one (1) or more Third Parties to perform any of its obligations under this Agreement and under any Program Plans. All subcontracts shall be in writing and consistent with the terms and conditions of this Agreement. Licensee shall be responsible and liable for all acts and omissions of any subcontractor and shall ensure such subcontractor’s compliance with this Agreement, including with respect to any confidentiality obligations.
2.9    After Option Exercise. On a Licensed Target-by-Licensed Target basis, Licensee shall be solely responsible for, control, and bear all costs and expenses of any and all activities related to the Development and Commercialization of Licensed Product(s) in the Territory under this Agreement, including all funding for such activities.
2.10    Diligence Obligations of Licensee after Option Exercise. On a Licensed Target-by-Licensed Target basis, Licensee (itself and with and through its Affiliates and sublicensees) shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for at least one (1) Licensed Product in the United States, and to Commercialize at least one (1) Licensed Product in the United States promptly after obtaining Regulatory Approval to do so, in compliance with all applicable Laws.
2.11    Progress Reports after Option Exercise. After exercise of an Option, on a Licensed Target-by-Licensed Target basis, prior to the First Commercial Sale of the first Licensed Product in the United States, Licensee shall provide Inhibrx with a written report at least once a Year, summarizing its Development activities during such Year with respect to Licensed Product(s), which report shall be sufficiently detailed for Inhibrx to determine whether Licensee has met its diligence obligations under this Agreement. On a Licensed Target-by-Licensed Target basis following the First Commercial Sale of the first Licensed Product in the United States, upon request of Inhibrx from time to time (but not more frequently than once per Year), Licensee shall provide Inhibrx with a written report within [***] ([***]) [***] of Inhibrx’s written request, summarizing its Commercialization activities during such Year with respect to Licensed Product(s), which report shall be sufficiently detailed for Inhibrx to determine whether Licensee has met its diligence obligations under this Agreement Such progress reports shall be the Confidential Information of Licensee. Such progress reports shall be the Confidential Information of Licensee.
3.    Development License; Option Grants and Exercise; License Grant; Exclusivity and Negative Covenants.
3.1    Development License. On a Program-by-Program basis, during the Program Term, Inhibrx hereby grants to Licensee an exclusive, royalty-free license, with the right to grant sublicenses (including the right to further sublicense through multiple tiers) pursuant to Section 3.5.2, under the Licensed IP to Develop Binders and Licensed Products in the Field and in the Territory, in each case only in accordance with the applicable Program Plan. Notwithstanding the foregoing and without limiting anything else, Licensee shall not, and shall not permit its Affiliates, directly or with Third Parties, to use any Licensed IP or Inhibrx Confidential Information to discover any binders to a Program Target or Licensed Target, or to optimize or humanize any binders to a Program Target or Licensed Target other than Binders or Binder Improvements, except as expressly and specifically permitted in a Program Plan.
3.2    Option Grant. Inhibrx hereby grants to Licensee an exclusive option to take an exclusive license as set forth in Section 3.5.1 with respect to all Binders and Licensed Products developed under a Program (the “Option”), such option to be exercisable at any point during the Option Term in Licensee’s sole discretion as set forth in this Section 3 on a Program-by-Program basis.
3.3    Option Exercise. Upon Licensee’s exercise of an Option, the Program Target shall be deemed a “Licensed Target” and:
3.3.1.    Licensee shall be granted the license set forth in Section 3.5 below and will be fully responsibility for all Development, and Commercialization activities for the Binders and Licensed Products developed under a Program.
3.4    Declined Option. Subject to Section 8.3 and as further set forth below, if the Option is not exercised prior to the expiration of the Option Term, the Option granted to Licensee under this Section 3 with respect to such Program will terminate and will no longer be exercisable, and the declined Program that is the subject of such Option shall be a “Declined Program”. Licensee shall have no further rights in the Development or Commercialization of the Licensed Products arising from such Program and shall immediately cease Development of the Binders and Licensed Products under the Declined Program. Inhibrx may Develop and Commercialize such Binders and Licensed Products from the Declined Program, provided that such Development and Commercialization does not require the use of any Licensee Confidential Information. Notwithstanding anything to the contrary contained herein, Licensee may exercise its Option for a Program that is a Declined Program even after expiration of the Program Term, for a period of [***] ([***]) [***] after the end of the Program Term, provided that the Program is at the time of Licensee’s request to exercise the Option an Available Target.
3.5    License Grant.
3.5.1.    License Grant after Option Exercise. Subject to the terms and conditions of this Agreement, on a Licensed Target-by-Licensed Target basis, upon exercise of an Option and payment of the Option Exercise Fee, Inhibrx hereby grants to Licensee an exclusive license (even as to Inhibrx), with the right to grant sublicenses (including the right to further sublicense through multiple tiers) pursuant to Section 3.5.2, under the

Licensed IP solely to Develop and Commercialize and otherwise exploit Licensed Products in the Field and in the Territory. Notwithstanding the foregoing and without limiting anything else, Licensee shall not, and shall not permit its Affiliates, directly or with Third Parties, to use any Licensed IP or Inhibrx Confidential Information to discover any binders to a Program Target or Licensed Target, or to optimize or humanize any binders to a Program Target or Licensed Target other than Binders or Binder Improvements.
3.5.2.    Right to Sublicense. Licensee may grant sublicenses (including the right to grant further sublicenses through multiple tiers) under the rights granted in Section 3.5.1 to any of Licensee’s Affiliates or any Third Party without the prior written consent of Inhibrx, provided that:
(a)    All of the terms and conditions of such sublicense grant are in writing and consistent with the terms and conditions of this Agreement; and
(b)    Licensee shall remain responsible for its obligations, including payment obligations pursuant to Section 4, under this Agreement that have been delegated, subcontracted or sublicensed to any of its Affiliates or Third Party sublicensees or subcontractors.
3.5.3.    Retained Rights. Inhibrx retains all rights not expressly granted herein to Licensee.
3.6    No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license, intellectual property interest or other rights, by implication or otherwise, in any Know-How disclosed to it under this Agreement or under any Patents Controlled by the other Party or its Affiliates.
3.7    Exclusivity; Negative Covenant.
3.7.1.    On a Program-by-Program basis, during the Program Term and after the exercise of the Option during the Term, neither Inhibrx nor its Affiliates (nor any others on behalf of or with Inhibrx or any of its Affiliates) will research, develop, manufacture, or commercialize any actual or potential products [***].
4.    Payments.
4.1    Upfront Payment. Licensee shall pay to Inhibrx a non-refundable, non-creditable payment in the amount of Four Hundred Thousand Dollars ($400,000) within [***] ([***]) [***] after the Effective Date. The upfront payment will serve as the Upfront Option Fee for the Initial Programs listed on Exhibit 2.2.1.
4.2    Upfront Option Fee. Within [***] ([***]) [***] of Licensee’s receipt of the initial transfer of Inhibrx Know-How in accordance with Section 2.5, on a Program-by-Program basis, Licensee shall pay to Inhibrx a non-refundable payment (the “Upfront Option Fee”) in the amount of [***] Dollars ($[***]); provided, however, that if the New Program is a New Binder Program the Upfront Option Fee shall be [***] Dollars ($[***]), of which Licensee shall pay to Inhibrx [***] Dollars ($[***]) within [***] ([***]) [***] after such Target becomes or is accepted to become the subject of a New Program under Section 2.3.2(b) or (c), respectively, and the remaining [***] Dollars ($[***]) within [***] ([***]) [***] of Licensee’s receipt of the initial transfer of Inhibrx Know-How in accordance with Section 2.5. For the avoidance of doubt, the Upfront Option Fee for Ongoing Programs shall be [***] Dollars ($[***]). The Upfront Option Fee will be payable no more than once for each Program Target.
4.3    Option Exercise Fee. Within [***] ([***]) [***] of exercising the Option, on a Program-by-Program basis, Licensee will pay Inhibrx the Option Exercise Fee in the amount of (i) [***] Dollars ($[***]) for all Programs that are not New Binder Programs and (ii) [***] Dollars ($[***]) for a New Binder Program (the “Option Exercise Fee”).
4.4    Milestone Payments. Licensee shall pay to Inhibrx the following milestone payments upon the first achievement of each of the following milestone events with respect to each Licensed Product, by or on behalf of Licensee, its Affiliates, or any sublicensees. The milestone payments shall be payable no more than once for each

Licensed Product, regardless of the number of Binders that may be Directed Against such Program Target. No amounts shall be due for subsequent or repeated achievement of the same milestone event with respect to such Licensed Product. Furthermore, a single Licensed Product may be comprised of, contain, or otherwise incorporate Binders Directed Against more than one Program Target, and in the event that such Licensed Product’s achievement of a milestone event is the first instance of the achievement of such milestone event by more than one Program Target, the applicable milestone payment shall be made with respect to each such applicable Program Target. Each such payment shall be non-refundable and non- creditable.

Milestone Event	Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
4.5    Notice of Event Milestone Achievement; Milestone Payments. Licensee shall notify Inhibrx in writing within [***] following the achievement of each milestone event set forth in Section 4.4. Inhibrx shall submit an invoice to Licensee for each milestone payment that corresponds to the achievement of any milestone event upon receipt of such notifications, and Licensee shall make the corresponding milestone payment within [***] after receipt of such invoice.
4.6    Royalties.
4.6.1.    Royalties for Licensed Products. Licensee shall pay Inhibrx royalties in Dollars at the rates set forth in the table below on a Quarterly basis with respect to Net Sales of Licensed Products during such Quarter, calculated on a Licensed Product-by-Licensed Product and country-by-country basis (provided that the applicable royalty rate shall be based on aggregate Net Sales of the Licensed Product in all countries where the Royalty Term has not expired), as set forth in this Section 4.6.

Net Sales of Licensed Product during each Year	Royalty Rate
Portion of aggregate Net Sales during such Year less than $[***]	[***]%
Portion of aggregate Net Sales during such Year that is equal to or greater than $[***] but is less than or equal to $[***]	[***]%
Portion of aggregate Net Sales during such Year that is greater than $[***]	[***]%
Notwithstanding the foregoing, on a country-by-country basis, if the only Valid Claim that Covers such Licensed Product is in a Binder Improvement Patent owned solely by Licensee, and a corresponding Binder Improvement Patent owned solely by Licensee with a Valid Claim that Covers such Licensed Product has been granted by the European Patent Office, then the foregoing royalty rates applicable for such country shall be reduced by [***] percent ([***]%) for the remainder of the Royalty Term.

4.6.2.    Royalty Term. Licensee’s royalty payment obligation shall commence, on a Licensed Product-by-Licensed Product and country-by-country basis, on the First Commercial Sale of such Licensed Product in such country, and shall expire on the later of: (i) the date on which there is no longer a Valid Claim that Covers such Licensed Product; (ii) the date on which any applicable regulatory, pediatric, orphan drug or data exclusivity, which provides Licensee with the exclusive right to market the Licensed Product in the relevant country, expires; or (iii) twelve (12) years after the First Commercial Sale of such Licensed Product in such country (such period, the “Royalty Term”). In each country in which no Valid Claim that Covers such Licensed Product (i.e., such Licensed Product is royalty-bearing only because of clauses (ii) or (iii) above), then the applicable royalty rate for such country as provided in Section 4.6.1 shall be reduced by [***] percent ([***]%) for the remainder of the Royalty Term.
4.6.3.    Third Party Obligations. To the extent that Licensee (A) deems Third Party intellectual property is necessary or useful to Develop or Commercialize a Licensed Product (other than with respect to any Other Component in the case of a Combination Product or Delivery System), or (B) is subject to a final court or other binding order or ruling that the exploitation of any Licensed Product by or on behalf of Licensee, its Affiliates or its sublicensees under this Agreement infringes, misappropriates or otherwise violates any Third Party rights in such Know-How or Patents (each of (A) and (B), a “Third Party Obligation”), then, subject to Section 4.6.6 (Cumulative Adjustments), Licensee shall have the right on a country-by-country basis to deduct from the royalty payments payable to Inhibrx under Section 4.6.1 in a given Quarter, [***] percent ([***]%) of the payments owed by Licensee to such Third Party pursuant to any Third Party Obligations in or prior to such Quarter; provided, however, that such deductions shall not reduce the royalty payments otherwise due to Inhibrx by more than [***] percent ([***]%) of the amount that would have been otherwise due. Licensee may carry forward any deductions permitted in accordance with this Section 4.6.3 [***].
4.6.4.    Only One Royalty. Only one (1) royalty shall be due with respect to the same unit of Licensed Product. Only one (1) royalty shall be due hereunder on the sale of a Licensed Product even if more than one (1) Valid Claim Covers such Licensed Product.
4.6.5.    Biosimilar Entry. Subject to Section 4.6.6 (Cumulative Adjustments), on a Licensed Product-by-Licensed Product and country-by-country basis, if during any portion of the Royalty Term for a given Licensed Product in a given country in the Territory, (i) there is no longer a Valid Claim that covers the composition of matter of such Licensed Product (or any active ingredient thereof) in such country, (ii) there is Biosimilar Competition with respect to such Licensed Product in such country for a period of [***] ([***]) [***] and (iii) there is at least a [***]% decrease in revenue for Licensee on sales of such Licensed Product to Third Party purchasers in the calendar quarter in such country as compared to the average revenue received by Licensee on sales of such Licensed Product in such country during the calendar quarter immediately preceding the entry of the first Biosimilar Product, then the royalty rate that would otherwise be owed and payable under Section 4.6.1, in each case, with respect to Net Sales of such Licensed Product in such country shall be reduced by [***] percent ([***]%) for the remainder of the Royalty Term for such Licensed Product in such country. “Biosimilar Competition” shall be deemed to exist in a particular country with respect to a particular Licensed Product in a given calendar quarter if in such country from and after the first calendar quarter during which one or more Biosimilar Products (other than one or more Authorized Biosimilar Products)) in the aggregate account(s) for more than [***] percent ([***]%) of the sum of (i) the aggregate unit sales of such Licensed Product by Licensee or its Affiliates or by a sublicensee in such country, and (ii) the aggregate unit sales of such Biosimilar Product(s) in such country, as measured by a data source as reasonably agreed upon by Inhibrx and Licensee no later than the First Commercial Sale of the applicable Licensed Product. If no data is commercially available for a country, then [***]. “Authorized Biosimilar Product” means a Biosimilar Product sold by Licensee or any of its Affiliates or sublicensee or other Third Party under a license granted by Licensee or its Affiliate, or distributed under a Regulatory Approval held by Licensee or any of its Affiliates.
4.6.6.    Cumulative Adjustments. Notwithstanding the foregoing, in no event will the operation of reductions under Section 4.6.3 (Third Party Obligations) or 4.6.5 (Biosimilar Entry), individually or in combination, reduce the royalties paid to Inhibrx with respect to any Licensed Product in any country in any calendar quarter to less than [***]% of the royalties that would otherwise have been due pursuant to Section 4.6.1 (Royalties for Licensed Products) (as may be adjusted for lack of a Valid Claim under Section 4.6.2 (Royalty Term). Except as set forth in Section 4.6.3 (Third Party Obligations), Licensee may not carry forward any such reductions that are not applied as a result of the foregoing floor.
4.6.7.    Reports; Payment of Royalty. During the Term, and following the First Commercial Sale of any Licensed Product, Licensee shall within [***] ([***]) [***] after the end of each Quarter furnish to Inhibrx a written report for such Quarter showing, on a Licensed Product-by-Licensed Product basis, the gross sales of such Licensed Product(s) during such Quarter, all deductions and adjustments in the calculation of such Net Sales (reported in the aggregate), and the Net Sales and royalties due during such Quarter. Inhibrx shall have a period of [***] ([***]) [***] to review such report and to provide any comments to Licensee in writing, which Licensee shall consider in good faith; provided, for avoidance of doubt, that such review by Inhibrx shall not be deemed to be an acceptance by Inhibrx of the accuracy of any such report or related payment. Licensee shall pay all royalties due under this Agreement with respect to a Quarter within [***] ([***]) [***] after the end of such review period.
4.7    Audits.
(a)    Upon [***] ([***]) [***] prior written request of Inhibrx and not more than [***] in each Year, Licensee shall permit an independent certified public accounting firm of nationally recognized standing selected by Inhibrx, at Inhibrx’s expense, to have access during normal business hours to such of the records of Licensee as may be reasonably necessary to verify the accuracy of royalty reports hereunder for any Year ending not more than [***] ([***]) [***] prior to the date of such request; provided that if Inhibrx has timely commenced an audit with respect to any earlier time period and such audit shall be pending or its results disputed, Inhibrx shall have continued access to the records of such earlier time period. The accounting firm shall disclose to Inhibrx whether the royalty reports are correct or incorrect, the amount of any royalty discrepancy, as well as the calculation of the foregoing.
(b)    If such accounting firm correctly identifies an underpayment made by Licensee during such period, Licensee shall pay Inhibrx one hundred percent (100%) of the amount of such underpayment (along with interest in accordance with Section 4.7.2) within [***] ([***]) [***] of the date Inhibrx delivers to Licensee such accounting firm’s written report so concluding, or as otherwise agreed upon in writing by the Parties. Inhibrx shall pay the fees charged by such accounting firm; provided, however, if such audit uncovers an underpayment by Licensee that exceeds [***] ([***]) of the total payment due for the period under audit, then Licensee shall pay the fees of such accounting firm whether previously paid by Inhibrx or then due. In the event that the accounting firm uncovers an overpayment by Licensee, then Licensee shall credit one hundred percent (100%) of the amount of such overpayment against any payments owing in the Quarter following the Quarter in which such audit was completed, and future payments hereunder to be adjusted accordingly on a carry-forward basis until such overpayment amount has been fully credited against amounts owing to Inhibrx, or if no further amounts are owing to Inhibrx, Inhibrx shall refund such overpayment amount to Licensee within [***] ([***]) [***].
(c)    Licensee shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Licensee, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Inhibrx’s independent accountant to the same extent required of Licensee under this Agreement.
(d)    Inhibrx shall treat all financial information subject to review under this Section 4.7 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Licensee or its Affiliates obligating it to retain all such information in confidence pursuant to such confidentiality agreement.
4.7.2.    Payment Method; Late Payment. Licensee shall pay all amounts due hereunder in United States Dollars by wire transfer of immediately available funds to the bank account Inhibrx designates in writing from time to time. Payments based on Net Sales in currencies other than United States Dollars shall be converted by

Licensee into United States Dollars using reasonable procedures consistent with Licensee’s global practices, with the conversion ratio based on the date of payment from Licensee to Inhibrx. If any payment is not made when due, simple interest shall thereafter accrue on the sum due until the date of payment at the per annum rate of [***] percent ([***]%) or, if lower, the maximum rate permitted by applicable law.
4.8    Taxes.
4.8.1.    Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.
4.8.2.    Tax Cooperation. The Parties agree to cooperate with one another in relation to tax withholding or similar obligations in respect of any payments made by a Party to the other Party under this Agreement. Without limiting the generality of the foregoing, a Party receiving payment shall provide the paying Party any tax forms and other information that may be reasonably necessary in order for the paying Party to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The Party receiving payment shall provide any such tax forms to the paying Party at least [***] ([***]) [***] prior to the due date for any payment for which the Party receiving payment desires that the paying Party apply a reduced withholding rate. Each Party shall provide the other with reasonable cooperation to enable the recovery, as permitted by applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.
4.8.3.    Payment of Tax. To the extent a Party is required by applicable Law to deduct and withhold taxes on any payment to the other Party, the paying Party shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable such other Party to claim such payment of taxes.
4.8.4.    Treatment of Certain Withholding Tax. If a Party is required to deduct and withhold taxes on any payment to the other Party and such withholding obligation arises as a result of any action by the paying Party that has the effect of modifying the tax treatment of the Parties (including any assignment or sublicense, or any failure on the part of the paying Party to comply with applicable Law or filing or record retention requirements) (a “Withholding Tax Action”), then the sum payable by the paying Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party actually receives, as appropriate, a sum equal to the sum that it would have received had no such Withholding Tax Action occurred; provided, however, that no such increase shall apply to the extent such increase would have resulted (i) from a change in applicable Law increasing the applicable withholding tax rate, which change occurs after the Effective Date or (ii) in circumstances where actions or inactions of the Party receiving such payment or any of its Affiliates cause a change in the applicable withholding tax rate, for example, the failure of the Party receiving such payment to timely provide to the paying Party the appropriate treaty forms and the certificate of residence necessary for the paying Party to withhold at a more favorable rate.
4.9    Accounting Cooperation. The Parties shall cooperate in good faith to provide information to enable both Parties to accurately account for this Agreement under U.S. generally accepted accounting principles, or other internationally recognized accounting principles, consistently applied. The Parties shall cooperate in good faith to select any appropriate metrics that may be applicable. This may include, but is not limited to, Licensee’s assessment of this Agreement under ASC 810, Consolidations.
5.    Confidentiality; Publicity and Required Disclosures.
5.1    Confidential Information. “Confidential Information” means any data, information or material disclosed by or on behalf of one (1) Party (the “Disclosing Party”), whether in writing, visually, orally or in electronic medium to the other Party (the “Receiving Party”) under this Agreement. Except as expressly set forth herein, the terms of this Agreement shall be kept confidential by each Party as described in this Section 5 with respect thereto.

5.2    Nondisclosure and Non-Use Obligations. Subject to Sections 5.3 and 5.4, unless the Disclosing Party provides prior written consent, the Receiving Party shall maintain in confidence all Confidential Information of the Disclosing Party, shall not disclose such Confidential Information to any Affiliate of the Receiving Party or Third Party and shall not use such Confidential Information for any purpose except to exercise such Party’s rights or fulfill its obligations under this Agreement.
5.3    Exceptions. Each Party’s confidentiality and non-use obligations under this Agreement shall not apply to any portion of the Confidential Information of the Disclosing Party that the Receiving Party can demonstrate with competent written proof:
5.3.1.    Is known by the Receiving Party at the time of its receipt, without obligation of confidentiality or non-use, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s written records;
5.3.2.    Is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party or with the consent of the Disclosing Party;
5.3.3.    Is subsequently disclosed to the Receiving Party, without obligation of confidentiality or non-use, by a Third Party who may lawfully do so and who is not under an obligation of confidentiality to the Disclosing Party; or
5.3.4.    Is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party and without the aid, application or use of the Disclosing Party’s Confidential Information, and such independent development can be properly documented by the Receiving Party. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.
5.4    Permitted Disclosure. Nothing in this Section 5 shall restrict the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent that such disclosure:
5.4.1.    Is made to governmental or other regulatory agencies in order to obtain Inhibrx Patents addressed in this Agreement or to gain or maintain authorizations to conduct a Clinical Trial or to market Licensed Products, provided that such disclosure is limited to the extent reasonably necessary to obtain such patents or authorizations and the Receiving Party takes reasonable measures to obtain confidential treatment from regulatory agencies for such information;
5.4.2.    Is made to the Receiving Party’s or its Affiliates’ employees, officers or directors, and, when Licensee is the Receiving Party, to its potential and actual sublicensees’ employees, officers, directors, and its agents, consultants and contractors (“Representatives”), for purposes the Receiving Party reasonably deems necessary for the exploitation of its rights or fulfillment of its obligations under this Agreement, provided that all such recipients agree to be bound by, or are otherwise bound by, confidentiality and nonuse obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement (with potentially a shorter duration no less than [***] ([***]) [***] from the date such Confidential Information is disclosed to such recipients), and obligations of invention assignment sufficient for the Receiving Party to obtain rights from such Representatives to meet the Receiving Party’s obligation to grant licenses to the other Party under this Agreement, and the Receiving Party shall be responsible for and liable under this Agreement with respect to any breach of its confidentiality and non-use obligation caused by its Representatives;
5.4.3.    Is deemed necessary by the Receiving Party to be disclosed to attorneys, independent accountants, potential or actual acquirers, merger candidates or investors or venture capital firms, investment bankers or other financial institutions or investors; provided that, all such recipients are, or agree to be, bound by confidentiality and non-use obligations; or
5.4.4.    Is required to comply with applicable Law, valid order of a court of competent jurisdiction, or other judicial or administrative process of governmental authority or agency, provided that the Receiving Party shall (i) promptly inform the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party, where possible, an opportunity to challenge, limit or receive confidential treatment for the required disclosure, (ii) upon request, reasonably cooperate with any efforts by the Disclosing Party to challenge, limit or receive confidential treatment for, the required disclosure, (iii) only disclose the minimum Confidential Information necessary to comply, as determined by the Receiving Party’s legal counsel, and (iv) in the event of a limited disclosure of any Confidential Information as required by applicable Law, continue to treat such information as Confidential Information of the Disclosing Party for all other purposes and subject to this Section 5.
5.5    Publicity. Neither Party shall disclose the terms of this Agreement or make any public announcement or public statement concerning the existence of this Agreement without the prior written consent of the other Party. For clarity, neither Party shall be obligated to obtain consent to re-issue or reiterate information previously specifically disclosed with the consent of the other Party.
5.6    Disclosures Required by Securities Laws or Exchanges. Notwithstanding anything to the contrary in this Agreement, to the extent required by applicable (i) securities Laws, including those promulgated by the U.S. Securities and Exchange Commission (the “SEC”), or (ii) any rules or requirements of stock exchanges on which equity securities of such Party may be listed, a Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings with the SEC (or equivalent foreign agency) (a “Required Disclosure”) after complying with the procedures set forth in this Section 5.6. If pursuant to a Required Disclosure a Party is required to disclose this Agreement, such Party shall, prior to any such Required Disclosure, prepare and send to the other Party for review a draft confidential treatment request and proposed redacted version of this Agreement to be filed with the SEC (or equivalent foreign agency) to request confidential treatment of this Agreement. The reviewing Party shall promptly (and in any event, no more than [***] ([***]) [***] after receipt of such confidential treatment request and proposed redactions) provide its reasonable comments, which the disclosing Party shall take into reasonable consideration. The Party seeking such disclosure of this Agreement shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the SEC (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party.
6.    Intellectual Property.
6.1    Binder Improvement Patents.
6.1.1.    Ownership of Binder Improvements shall follow inventorship as determined in accordance with the patent laws of the United States. Neither Party will Prosecute a Patent claiming a Binder Improvement without the other Party’s prior written consent. The Parties shall agree upon a strategy to Prosecute each Patent claiming a Binder Improvement with the goal of securing and maintaining the broadest reasonable protection available for such Binder Improvements in countries where it is commercially reasonable to do so [***].
6.1.2.    Licensee hereby grants to Inhibrx an exclusive, perpetual, irrevocable, sublicensable, worldwide, fully-paid up license to Licensee’s interest in any Binder Improvements for uses outside of the Field. Inhibrx will compensate Licensee for any product developed either directly or indirectly by Inhibrx that includes a Binder Improvement by paying to Licensee the milestones set forth Section 4.4 and the royalties set forth in Section 4.6 in each case, mutatis mutandis.
6.2    Filing, Prosecution and Maintenance of Patents.
6.2.1.    Inhibrx shall have the right, but not the obligation, to Prosecute Binder Patents at its own cost. Notwithstanding the foregoing, at Licensee’s request during the Program Term or after the exercise of the

Option during the Term, to the extent a Binder Patent existing as of the Effective Date has a claim directed to a Licensed Product or the use of a Binder in the Field, Inhibrx shall use reasonable efforts, to the extent practical to do so, file divisional and/or continuation Patents consisting solely of claims to the Licensed Product or the use of a Binder in the Field, which Patent will be a Product-Specific Patent. During the Program Term or after the exercise of the Option during the Term:
(a)    Inhibrx shall copy Licensee on all correspondence from and to any patent office relating to Binder Patents that include claims to a Licensed Product or to use of a Binder in the Field in a timely manner, and Inhibrx shall provide Licensee with drafts of all filings and correspondence relating to the Prosecution of Binder Patents that include disclosure or claims to Licensed Products or to use of a Binder in the Field in reasonably adequate time before filing or submission of such materials, for Licensee’s review and comment. For avoidance of doubt, Inhibrx shall provide draft filings of Binder Patents that include disclosure or claims to Licensed Products or to use of a Binder in the Field before the Binder Patents are filed. Inhibrx will take into good faith consideration Licensee’s comments prior to submitting such filings and correspondences to the extent such comments are timely provided and it is practicable to do so. If there is a disagreement between the Parties with respect to the Prosecution (other than the initial preparation and filing) of claims of a Binder Patent to a Licensed Product or to the use of a Binder in the Field, then Inhibrx shall have the right to make the final decision. If there is a disagreement between the Parties with respect to the initial preparation and filing of a Binder Patent containing claims to a Licensed Product or to the use of a Binder in the Field, then Parties will discuss in good faith how to remedy the disagreement. Inhibrx shall provide Licensee an annual report summarizing the status of the Prosecution of the Binder Patents that include claims to use of a Binder in the Field.
(b)    Inhibrx shall notify Licensee of any decision not to Prosecute, including a decision not to continue to pay the expenses of prosecution or maintenance of, any Binder Patents, including divisional and continuation Patents. Inhibrx shall provide such notice at least [***] ([***]) [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Binder Patent. In such event, Licensee shall, upon written notice to Inhibrx, have the sole right, but not the obligation, to file for, or continue prosecution or maintenance of, such Binder Patent, at Licensee’s expense. Inhibrx shall cooperate with Licensee in its preparation, filing, prosecution and maintenance of such Binder Patents, including by providing Licensee with data and other information (but for avoidance of doubt, Inhibrx shall not be obligated to generate any additional data) as appropriate and executing all necessary affidavits, assignments and other paperwork.
6.2.2.    Subject to Section 6.2.1, Licensee shall have the first right, but not the obligation, to Prosecute Product-Specific Patents in the Territory at its own cost and expense. Notwithstanding the foregoing, (i) if Inhibrx has not filed a Binder Patent with claims specifically covering such Binder then Inhibrx will coordinate filing of the Binder Patent with Licensee’s filing of a Product-Specific Patent with respect to the Binder; (ii) Licensee may file a Product-Specific Patent with respect to a Binder if Inhibrx has previously filed a Binder Patent with claims specifically covering such Binder, if approved in writing by Inhibrx on a case-by-case basis, and (ii) Licensee shall use Commercially Reasonable Efforts to Prosecute each Product-Specific Patent with the goal of securing and maintaining the broadest reasonable protection available for such Product-Specific Patents in countries where it is commercially reasonable to do so (including, at a minimum, in the United States, China, Japan, the United Kingdom, Germany, Italy, Spain and France).
(a)    At Licensee’s expense, Inhibrx shall cooperate with Licensee in its Prosecution of any Product-Specific Patent, including by providing Licensee with data and other information as appropriate (but for avoidance of doubt, Inhibrx shall not be obligated to generate any additional data) and executing all necessary affidavits, assignments and other paperwork. Within [***] ([***]) [***] after the Effective Date, Inhibrx shall provide to Licensee any copies of patent filings and correspondence between Inhibrx and patent authorities within the Territory regarding the Binder Patents existing as of the Effective Date.
(b)    Licensee shall copy Inhibrx on all correspondence from and to any patent office relating to the Product-Specific Patents in a timely manner, and Licensee shall provide Inhibrx with drafts of all filings and correspondence relating to the Prosecution of Product-Specific Patents in reasonably adequate time before filing or submission of such materials, for Inhibrx’s review and comment. Licensee will take into good faith consideration Inhibrx’s comments prior to submitting such filings and correspondences to the extent such comments are timely provided and it is practicable to do so. If there is a disagreement between the Parties with respect to the Prosecution (other than the initial preparation and filing) of Product-Specific Patents, then Licensee shall have the right to make the final decision. Licensee shall provide Inhibrx an annual report summarizing the status of the Prosecution of the Product-Specific Patents.
(c)    Licensee shall notify Inhibrx of any decision not to Prosecute, including a decision not to continue to pay the expenses of prosecution or maintenance of, any Product-Specific Patents, including divisional and continuation Patents. Licensee shall provide such notice at least [***] ([***]) [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Product-Specific Patent. In such event, Inhibrx shall, upon written notice to Licensee, have the sole right, but not the obligation, to file for, or continue prosecution or maintenance of, such Product-Specific Patent, at Inhibrx’s expense. Licensee shall cooperate with Inhibrx in its preparation, filing, prosecution and maintenance of such Product-Specific Patents, including by providing Inhibrx with data and other information (but for avoidance of doubt, Licensee shall not be obligated to generate any additional data) as appropriate and executing all necessary affidavits, assignments and other paperwork.
6.2.3.    Except as otherwise specifically provided in this Section 6.2, as between the Parties, each Party shall have the sole right to control the preparation, prosecution and maintenance of Patents claiming inventions owned or Controlled by such Party, at its sole expense.
6.3    Enforcement and Defense.
6.3.1.    Infringement. Each Party shall give the other Party written notice of any actual or threatened infringement or misappropriation of any Binder Patents, Binder Improvement Patents, or Product-Specific Patents, by an unlicensed Third Party through the making, having made, research, development, using, selling, offering for sale, exporting or importing of any product that is within the scope of the license granted to Licensee under Section 3.5.1 (a “Product Infringement”), within [***] ([***]) [***] after such Party has knowledge of such Product Infringement. Licensee and Inhibrx shall thereafter consult and cooperate to determine a course of action, including the commencement of legal action by either or both Licensee and Inhibrx, to terminate any such Product Infringement.
6.3.2.    Enforcement.
(a)    Licensee, upon notice to Inhibrx, shall have the first right to initiate and prosecute such legal action (“Product Infringement Action”) at its expense, or to control the defense of any declaratory judgment action relating to such Product Infringement; provided that Licensee shall not enter into any settlement or compromise that would materially diminish or adversely affect the scope, exclusivity or duration of any Licensed IP or Inhibrx’s rights under this Agreement, without Inhibrx’s prior written consent, which it may withhold in its sole discretion. Notwithstanding the foregoing, Licensee shall have the right to enforce a Binder Patent only: (i) if a Licensed Product Covered by such Binder Patent is at such time diligently being commercialized by a Selling Party in such country, and (ii) there is no Product-Specific Patent or Binder Improvement Patent in such country with a Valid Claim that Covers such Licensed Product.
(b)    If Licensee elects not to, or does not, initiate and prosecute a Product Infringement Action in a timely manner, then Inhibrx shall have the right to do so in accordance with Section 6.3.2 of this Agreement. If Inhibrx elects to initiate and prosecute a Product Infringement Action as a result of Licensee not doing so in a timely manner, then Inhibrx shall: (i) notify Licensee in writing at least [***] ([***]) [***] prior to initiating such action (“Inhibrx Product Infringement Initiation Notice”); and (ii) bear the costs of any such Product Infringement Action to terminate such Product Infringement, including the costs of any legal action commenced or the defense of any declaratory judgment, except that Inhibrx shall not be responsible for any costs incurred by Licensee unless such costs were incurred at Inhibrx’s written request. Inhibrx shall have the right to join Licensee as a party to such action if Licensee is a necessary party to such action.
(c)    Notwithstanding Inhibrx’s right to initiate a Product Infringement Action under Section 6.3.2(b), Licensee shall have the right to prohibit Inhibrx from exercising its right to initiate such Product Infringement Action (“License Product Infringement Restriction Right”) by providing Inhibrx with written notice of Licensee’s reasonable, strategic rationale for doing so no later than [***] ([***]) [***] after delivery of the corresponding Inhibrx Product Infringement Initiation Notice and Inhibrx shall not initiate or proceed with the Product Infringement Action described in the corresponding Inhibrx Product Infringement Initiation Notice. If Licensee does not exercise its Licensee Product Infringement Restriction Right prior to the date that is [***] ([***]) [***] after delivery of the corresponding Inhibrx Product Infringement Initiation Notice, then: (x) Licensee shall have no further right to prohibit Inhibrx from initiating with the Product Infringement Action described in such Inhibrx Product Infringement Initiation Notice; and (y) Inhibrx shall have the right, exercisable in Inhibrx’s sole discretion, to initiate, proceed with and prosecute such Product Infringement Action in accordance with Section 6.3.2(b).
6.3.3.    Cooperation. In connection with any action under this Section 6.3, Licensee and Inhibrx shall, at Licensee’s cost, reasonably cooperate and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by applicable Law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto. Each Party shall have the right to be represented by counsel of its own choice at its own expense for any action set forth in this Section 6.3.
6.3.4.    Any recovery obtained by either or both Licensee and Inhibrx in connection with or as a result of any action contemplated by this Section 6.3, whether by settlement or otherwise, shall be shared in order as follows:
(a)    The Party that initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;
(b)    The other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and
(c)    The Party initiating such action shall retain any remainder provided that if Licensee is the initiating Party, such remainder shall be shared [***] percent ([***]%) to Licensee and [***] percent ([***]%) to Inhibrx.
7.    Representations, Warranties and Covenants.
7.1    Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date:
7.1.1.    It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;
7.1.2.    This Agreement has been duly executed by it and is legally binding upon it, enforceable against such Party in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and
7.1.3.    The execution and delivery by such Party of this Agreement does not conflict in any material fashion with the terms of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law.

7.1.4.    All of its employees, officers, consultants, agents or contractors that perform such Party’s obligations under this Agreement have executed agreements or have existing obligations under Laws requiring assignment to such Party of any invention, discovery, technical idea, process, formulation, method, composition of matter, article of manufacture, discovery or finding (whether patentable or not) and obligating such individuals to maintain as confidential such Party’s Confidential Information.
7.2    Inhibrx Representations and Warranties. Inhibrx represents, and warrants to Licensee as of the Effective Date, and with respect to Sections 7.2.2 through 7.2.10 (inclusive) as of the date of exercise of the Option with respect to such Program (with respect to which Inhibrx shall have the opportunity to provide Licensee a schedule of exceptions applicable to such Program and updated Exhibit 1.47 as of such date of exercise of the Option), that:
7.2.1.    It has the full right, power and authority to grant the Option and licenses granted under this Agreement
7.2.2.    Inhibrx is the sole and exclusive owner of, or otherwise Controls, the Licensed IP;
7.2.3.    Inhibrx has secured from all of its employees and other inventors who have contributed to the development, creation, conception or invention of any of the Licensed IP a written agreement assigning to Inhibrx all rights to such developments, creations, conceptions, inventions, or Licensed IP, unless such an agreement with the inventor is not required under applicable law for ownership in such Licensed IP to vest in Inhibrx;
7.2.4.    Inhibrx has not received any written communication challenging Inhibrx’s ownership or right to any of the Licensed IP;
7.2.5.    Exhibit 1.47 sets forth a complete and accurate list of all Inhibrx Patents that apply to the Binders for the Initial Programs;
7.2.6.    Inhibrx has not previously assigned, transferred, conveyed, exclusively licensed, or otherwise encumbered its right, title and interest in the Licensed IP in any manner that would prevent it from granting the Options or the licenses set forth in this Agreement;
7.2.7.    To Inhibrx’s knowledge, any composition of matter claims that claim sequences within the Inhibrx Patents existing as of the Effective Date are not invalid or unenforceable, in whole or in part.
7.2.8.    Inhibrx has complied with all applicable Laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Inhibrx Patents;
7.2.9.    To Inhibrx’s knowledge, no Third Party is conducting or engaging in any activity that would constitute infringement or misappropriation of the Licensed IP;
7.2.10.    There is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to Inhibrx’s knowledge, threatened against Inhibrx or any of its Affiliates or (b) judgment or settlement against or owed by Inhibrx or any of its Affiliates, in each case in connection with the Licensed IP; and
7.3    Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY PATENTS, KNOW-HOW, LICENSES, TECHNOLOGY, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.    Term and Termination.
8.1    Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier pursuant to this Section 8, shall expire on a Licensed Product-by-Licensed Product and country-by-country basis upon the fulfillment of all payment obligations under Sections 4.4 and 4.6, after which the licenses granted by Inhibrx to Licensee in Section 3.5.1 with respect to such Licensed Product in such country shall become fully paid-up, perpetual, irrevocable and non-exclusive.
8.2    Termination.
8.2.1.    Termination at Will. Licensee shall have the right, in its sole discretion, to terminate this Agreement in its entirety, or on a Program-by-Program basis, without cause at any time during the Term, by giving Inhibrx [***] ([***]) days’ prior written notice of such termination. Each Party shall remain responsible for all liabilities and obligations incurred or accrued under this Agreement by such Party prior to the effective date of such termination.
8.2.2.    Termination of a Program. For clarity, a termination of this Agreement with respect to a Program shall be of such Program only, and shall not terminate any other Program with respect to the applicable Program Target.
8.2.3.    Declined Option. On a Program-by-Program basis, if Licensee does not elect to exercise an Option within the respective Option Term in accordance with Section 3, such Program shall terminate.
8.2.4.    Termination for Cause. In addition to any other remedies conferred by this Agreement or by Law, either Party may terminate this Agreement in its entirety, or on a Program-by-Program basis, at any time during the Term: (a) upon written notice by either Party if the other Party is in material breach of its obligations hereunder and has not cured such breach within [***] ([***]) days after such notice for any payment breach, or, as the case may be, [***] ([***]) days after such notice for any breach other than a payment breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the [***] ([***])-day or [***] ([***])-day cure period, as applicable, shall be tolled until such time as the dispute is resolved pursuant to Section 10.5. If such alleged breach is contested in good faith by the breaching Party in writing within the applicable cure period, then the dispute resolution procedure pursuant to Section 10.5 may be initiated by either Party to determine whether a material breach has actually occurred. If such breach is confirmed in accordance with the procedure set forth in Section 10.5 and not cured within the longer of (i) the remainder of the tolled cure period and (ii) [***] ([***]) days after the receipt of a decision by the arbitrators confirming such breach, the non-breaching Party shall have the right, on written notice to the breaching Party, to terminate this Agreement it its entirety effective immediately.
8.2.5.    Termination for Bankruptcy. Either Party may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any applicable Law, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [***] ([***]) [***] after the filing thereof, or if the other Party shall commence a dissolution or liquidation of its assets, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors. All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of 11 U.S.C. §365(n) licenses of rights to “intellectual property” as defined in 11 U.S.C. §101(35A). The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code of the United States. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

8.3    Consequence of Termination.
8.3.1.    Except as otherwise provided in Section 8.3.2, in the event Licensee terminates this Agreement or one (1) or more Programs under Section 8.2.1 at will or Section 8.2.3, or either Party terminates this Agreement under Section 8.2.4 or Section 8.2.5, subject to Section 8.4, the following shall apply with respect to the terminated Programs, or all Programs in the event of a termination of this Agreement in its entirety, as applicable:
(a)    All rights granted to Licensee under this Agreement, including all licenses granted under Section 3.5.1, shall immediately terminate.
(b)    Except as set forth in Section 8.3.1(c), all Development and Commercialization activities of Licensee and its Affiliates with respect to the Programs, Program Targets and Licensed Products shall cease; provided, that Licensee and its Affiliates may (A) for a reasonable period of time following termination, wind down any ongoing Clinical Trials in accordance with such Clinical Trials’ protocols and applicable Law, and (B) with respect to Licensed Product that are being sold commercially as of the date of termination, for up to [***] ([***]) [***] after termination, sell any existing inventory of Licensed Products, subject to Licensee’s milestone and royalty payment obligations under Sections 4.4 and 4.6.
(c)    Except with respect to any termination by Licensee under Section 8.2.1 (Termination at Will) or 8.2.3 (Declined Option), any third party sublicensee will, as of the effective date of termination of this Agreement, automatically and without any additional consideration become a direct licensee of Inhibrx with respect to the rights sublicensed to the sublicensee by Licensee under this Agreement, so long as (i) such sublicensee is not in breach of its sublicense agreement with Licensee, (ii) such sublicensee agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to it by Licensee, (iii) to the extent this Agreement or the applicable Program is terminated by Inhibrx due to a failure by Licensee to make a payment, such sublicensee makes any such payment to Inhibrx applicable to the Program or Licensed Product, and (iv) such sublicensee agrees to pay directly to Inhibrx such sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to it by Licensee; provided however that (i) Inhibrx shall not have under any such direct license any obligations that are greater than or inconsistent with the obligations of Inhibrx under this Agreement or any fewer rights than it has under this Agreement, (ii) Inhibrx shall have no liability for any obligations arising prior to effective date of such direct license or for any obligations of Licensee whenever arising and Inhibrx shall be released from any and all liability relating to such obligations, (iii) Inhibrx shall receive the benefit of any limitations of liability and indemnification from sublicensee as set forth in the sublicensee’s sublicense agreement with Licensee, without waiving any of such protections under the terms of this Agreement, (iv) at Inhibrx’s request, the sublicensee and Inhibrx shall enter into a written agreement containing such direct license and consistent with this Section 8.3.1(c), and (v) such sublicensee shall reimburse Inhibrx for any external legal costs incurred by Inhibrx in connection with the implementation of this Section 8.3.1(c), including the preparation, review and/or discussions of any applicable documentation.  The foregoing shall not apply if a sublicensee provides written notice to Inhibrx that it does not wish to receive and retain the rights afforded to it pursuant to this Section 8.3.1(c).  At Licensee’s request, Inhibrx will enter into a standby license with any sublicensee confirming the benefits conferred on such sublicensee by this Section 8.3.1(c).
(d)    In the event of any termination of this Agreement prior to the expiration of the Program Term, the Parties shall use Commercially Reasonable Efforts to wind down and terminate ongoing activities under the Program Plans and promptly limit or terminate any outstanding commitments with respect thereto.
(e)    Within [***] ([***]) [***] after the termination effective date, each Party shall pay all amounts payable to the other Party hereunder that have accrued but have not been paid as of the effective date of termination, as applicable.
(f)    No later than [***] ([***]) [***] after the termination effective date, each Receiving Party shall return to the Disclosing Party (or, at the Disclosing Party’s request, shall destroy) all of the

Disclosing Party’s Confidential Information (including all copies thereof) that are in such Party’s possession; provided, however, that the Receiving Party may retain one archival copy of the Disclosing Party’s Confidential Information in its confidential files solely for purposes of identifying its continuing obligations under this Agreement with respect thereto.
(g)    No later than [***] ([***]) [***] after the termination effective date, Licensee shall return to Inhibrx (or, at Inhibrx’s request, shall destroy) all of the Inhibrx Materials that are remaining in Licensee’s possession or control.
(h)    With respect to each Licensed Product for which an IND has been filed in the United States or European Union as of the date of termination, the obligations under Sections 4.4 through 4.9 shall survive in accordance with their terms.
8.3.2.    In the event that Licensee has the right to terminate this Agreement under Section 8.2.4 for Inhibrx’s uncured material breach, Licensee may elect by written notice to Inhibrx either to: (i) terminate this Agreement with the results set forth in Section 8.3.1 or (ii) continue this Agreement in full force and effect except that [***] be reduced by [***] percent ([***]%) for the remainder of the Term. In the event that Licensee elects to continue this Agreement under clause (ii) of the preceding sentence, then the foregoing shall be Licensee’s sole remedy and Inhibrx’s sole liability and obligation with respect to such breach.
8.4    Effect of Expiration or Termination Generally; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties for Licensed Product(s) sold prior to such expiration or termination. Termination of this Agreement is without prejudice to any of the other rights and remedies conferred on the non-breaching Party by this Agreement or under law or equity, including the right to pursue damages or equitable remedies and the right to pursue payment of any amounts owed by the non-breaching Party to the breaching Party after termination by the non-breaching Party pursuant to this Section 8. The provisions set forth in Sections 1, 2.5.3, 2.5.4, 2.5.5, 2.6, 4.6.7 (survival to continue for [***] ([***]) [***] post termination or expiration or, if Section 8.3.1(h) is applicable, then for a period of [***] ([***]) [***] following the expiration of all Royalty Terms), 4.7 (survival to continue for [***] ([***]) [***] post termination or expiration), 4.8, 4.9, 5, 6.1, 7, 8.1, 8.3, 8.4, 9, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.12, 10.13, 10.14, 10.15 and 10.16 shall survive any expiration or termination of this Agreement for the time periods set forth therein and if no time period is specified, then indefinitely.
9.    Indemnification.
9.1    Indemnification by Inhibrx. Inhibrx shall indemnify, defend and hold Licensee, its Affiliates and its and their respective agents, employees, officers and directors (each a “Licensee Indemnitee”) harmless from and against any and all Third Party claims, suits, actions, demands, judgments, liabilities, expenses or losses, including reasonable legal expenses and attorneys’ fees (collectively, “Licensee Losses”), to which any Licensee Indemnitee may become subject to the extent such Licensee Losses are directly or indirectly caused by or otherwise arise out of or in connection with: (a) the breach by Inhibrx of any covenant, representation or warranty or other agreement made by Inhibrx in this Agreement; or (b) the gross negligence or willful misconduct of (1) Inhibrx or its Affiliates or (2) Inhibrx’s subcontractors or agents acting in connection with the matters that are subject of this Agreement; except, in each case, to the extent such Licensee Losses result from: (i) the breach by Licensee of any covenant, representation, warranty or other agreement made by Licensee in this Agreement; or (ii) the negligence or willful misconduct of any Licensee Indemnitee.
9.2    Indemnification by Licensee. Licensee shall indemnify, defend, and hold Inhibrx, its Affiliates and its and their respective agents, employees, officers and directors (each a “Inhibrx Indemnitee”) harmless from and against any and all Third Party claims, suits, actions, demands, judgments, liabilities, expenses, or losses, including reasonable legal expenses and attorneys’ fees (collectively, “Inhibrx Losses”) to which any Inhibrx

Indemnitee may become subject to the extent such Inhibrx Losses are directly or indirectly caused by or otherwise arise out of or in connection with: (a) the performance by Licensee (or its Affiliates, sublicensees or subcontractors) of Licensee’s obligations under this Agreement; (b) the practice by Licensee, its Affiliates or its sublicensees of any license or sublicense granted to Licensee hereunder, through the manufacture, research, development, use, sale, offer for sale, exportation, or importation of a Licensed Product or otherwise; (c) the manufacture, use, handling, storage, importation, exportation, sale, or other disposition by Licensee, its Affiliates, sublicensees, subcontractors or distributors of Licensed Product(s); (d) the use by a Third Party of any Licensed Product sold or otherwise provided by Licensee, its Affiliates, sublicensees, subcontractors or distributors; (e) a breach by Licensee or its Affiliates of any covenant, representation, warranty or other agreement made by Licensee in this Agreement; or (f) the gross negligence or willful misconduct of (1) Licensee or its Affiliates or (2) Licensee’s sublicensees, subcontractors, distributors or agents acting in connection with the matters that are subject of this Agreement; except, in each case, to the extent such Inhibrx Losses result from: (i) the breach by Inhibrx, its Affiliates, sublicensees or subcontractors of any covenant, representation, warranty or other agreement made by Inhibrx in this Agreement; or (ii) the negligence or willful misconduct of any Inhibrx Indemnitee.
9.3    Notice of Indemnification Obligation and Defense. As used in this Section, the term “Losses” means, as applicable, any and all Inhibrx Losses or Licensee Losses, and “Indemnitees” means, as applicable, any and all Inhibrx Indemnitees or Licensee Indemnitees. Any Party entitled to indemnification under Section 9.1 or 9.2 shall promptly give notice to the indemnifying Party of any actual or potential Losses of which it becomes aware that may be subject to indemnification hereunder, but the failure or delay to so notify the indemnifying Party shall not relieve the indemnifying Party from any liability under Section 9.1 or 9.2 except to the extent that the indemnifying Party’s ability to defend against such Losses was actually prejudiced as a result of such failure or delay. The indemnifying Party shall have the right to assume and control the defense of such Losses (at its own expense) with outside counsel of its choice and reasonably satisfactory to the indemnified Party; provided, however, that the indemnified Party shall have the right to retain and be represented by its own counsel (at its own expense) in connection therewith. The indemnified Party shall, upon request, cooperate with the indemnifying Party and its legal representatives in connection with the investigation and defense of such Losses, including by providing or otherwise making available information in its possession with respect thereto. Neither Party shall settle or otherwise resolve any claim, suit, action, or demand related to any Losses without the prior written consent of the other Party, if such settlement or other resolution would (a) result in the admission of any liability or fault on behalf of the other Party or its Indemnitees, (b) result in or impose any payment obligations upon the other Party or its Indemnitees, (c) or subject the other Party to an injunction or otherwise limit the other Party’s ability to take any actions or refrain from taking any actions under this Agreement.
9.4    LIMITATION OF LIABILITY. EXCEPT FOR LIABILITIES ARISING UNDER SECTIONS 9.1 AND 9.2, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING ANY CLAIMS FOR LOST PROFITS, SALES, REVENUES OR OPPORTUNITIES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (OR THE EXERCISE OF ITS RIGHTS HEREUNDER) UNDER ANY THEORY OF LIABILITY, AND REGARDLESS OF ANY NOTICE OR KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES.
10.    General Provisions.
10.1    Assignment. Except as provided in this Section 10.1, neither Party may assign or otherwise transfer this Agreement or any right or obligation hereunder, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement or any of its rights or obligations hereunder in whole or in part to: (i) an Affiliate of such Party; (ii) in connection with the transfer or sale of all or substantially all of its assets, the line of business, or Licensed Product to which this Agreement relates; or (ii) its successor in interest in connection with a Strategic Transaction; provided, however, that in the case of assignment to an Affiliate, the assigning Party shall, notwithstanding such assignment, remain responsible for the performance of such Affiliate under this Agreement. Any attempted assignment not in accordance with this Section 10.1 shall be null and void and of no legal effect. The terms and conditions of this

Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.
10.2    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect by a court or other governmental authority of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of one or both of the Parties. The Parties shall in such an instance cooperate and use good faith efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implements the purposes of this Agreement.
10.3    Notices. All notices that are required or permitted hereunder shall be in writing and sufficient if (i) delivered personally, (ii) sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail, or internationally recognized express courier (e.g., Federal Express), (iii) sent by internationally recognized express courier or (iv) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Inhibrx, to:	Inhibrx, Inc.
11025 North Torrey Pines Road
Suite 200
La Jolla, California 92037
Attention: [***]
Email: [***]

if to Licensee, to:	bluebird bio, Inc.
60 Binney Street
Cambridge, Massachusetts 02142
Attention: [***]
Email: [***]
or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith (which notice a Party may provide by email in accordance with this Section 10.3). Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day of scheduled delivery, if sent by internationally recognized express courier; or (c) on the fifth Business Day following the date of mailing, if sent by mail.
10.4    Applicable Law. This Agreement and all claims relating to or arising out of this Agreement or the breach thereof shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws.
10.5    Dispute Resolution. The Parties shall negotiate in good faith and use reasonable efforts to amicably settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof, except for any Excluded Claims (each, a “Dispute”). Either Party shall have the right to refer any Dispute to the CEO of Inhibrx and the CEO of Licensee (or their respective designees) who shall attempt in good faith to resolve such Dispute over a period of [***] ([***]) [***].
10.5.1.    If the Parties do not fully settle any Dispute within [***] ([***]) [***] of referring such matter to the executive officers pursuant to Section 10.5, then either Party may submit the Dispute for final resolution by binding arbitration (an “Arbitration”) administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules then in effect (the “JAMS Rules”), except as provided in Section 10.5.3 with respect to discovery, and judgment on the Arbitration award may be entered in any court having jurisdiction thereof. The proceedings and decisions of the arbitrators in any Arbitration under this Section 10.5 shall be confidential except as otherwise expressly permitted in this Agreement or required by applicable Law.
10.5.2.    Each Arbitration shall be conducted by a panel of three (3) arbitrators, each with substantial experience in the pharmaceutical or biotechnology business selected pursuant to the JAMS Rules. Within [***] ([***]) [***] after initiation of an Arbitration, each Party shall select one (1) person to act as an arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator within [***] ([***]) [***] of their appointment. If a Party fails to timely select an arbitrator, or if the arbitrators selected by the Parties fail to timely agree upon the third arbitrator, then such arbitrator(s) shall be appointed by JAMS. The place of arbitration shall be New York City, New York and all proceedings and communications shall be in English.
10.5.3.    Each Party shall comply with all applicable Laws related to the preservation of evidence as if such dispute were brought in the United States District Court for the Southern District of New York. Notwithstanding the JAMS Rules, each Party shall be entitled to discovery to the same extent provided by the United States Federal Rules of Civil Procedure in effect at the time of such Arbitration, including the right to mandatory disclosures under Rule 26, and the right to take depositions, issue subpoenas (by application to the appropriate court), and obtain documents and written discovery. The arbitrators may sanction a Party that fails to comply with its discovery obligations under this Section 10.5.3, including sanctions provided under Federal Rule of Civil Procedure 37.
10.5.4.    The Parties shall maintain the confidential nature of the Arbitration or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by applicable Law or judicial decision.
10.5.5.    Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive, exemplary or any other type of damages excluded under Section 9.4, and the Parties hereby irrevocably waive any right to seek or recover any such damages. Each Party shall bear an equal share of the arbitrators’ fees and any administrative fees of each Arbitration. The arbitrators’ decision shall be final, not appealable, and legally binding, and judgment may be entered thereon in a court of competent jurisdiction.
10.5.6.    Except to the extent necessary to confirm an award or as may be required by applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an Arbitration without the prior written consent of both Parties. In no event shall an Arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by applicable New York or federal statute of limitations.
10.5.7.    All the obligations of the Parties under this Agreement that are not expressly disputed in the Arbitration shall remain in full force during the Arbitration.
10.5.8.    As used in this Section 10.5, the term “Excluded Claim” means a dispute, controversy or claim between the Parties to the extent it concerns (a) the scope, validity, enforceability, inventorship or infringement of Patents; or (b) compliance by the Parties with any Laws governing antitrust, anti-monopoly or competition, whether or not statutory.
10.6    Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof. The Exhibits to this Agreement are incorporated herein by reference and are part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties.
10.7    Headings. The captions to the several Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections and subsections hereof.
10.8    Independent Contractors. It is expressly agreed that Inhibrx and Licensee shall be independent contractors and that the relationship between the two (2) Parties shall not constitute a partnership, joint venture or agency, and neither Party will treat the relationship between the Parties as a partnership, joint venture or other entity for any purposes. Neither Inhibrx nor Licensee shall have the authority to make any statements, representations or commitments of any kind on behalf of, or otherwise bind or obligate the other Party, without the prior written consent of such other Party.
10.9    Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
10.10    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as are reasonably necessary to carry out the purposes and intent of this Agreement.
10.11    Waiver. No waiver or release of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the waiving Party. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any provision hereunder or of any breach of any provision hereof shall not be deemed to be a continuing waiver or a waiver of any other breach of such provision (or any other provision) on such occasion or any succeeding occasion.
10.12    Cumulative Remedies. Unless as specified, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under applicable Law.
10.13    Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
10.14    Certain Conventions. Any reference in this Agreement to a Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to a Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) references to “day” mean calendar days, (e) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” “inter alia” or words of similar import, and (f) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “or”, unless the context is clear that only one of the options described may apply.
10.15    Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.16    No Third Party Beneficiaries. The Parties agree that no provision of this Agreement shall be for the benefit of, or shall be enforceable by any Third Party, including any creditor of either Party.
[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

Inhibrx, Inc.		Bluebird bio, Inc.
By:	/s/ Brendan Eckelman	By:	/s/ Jason Cole
Name:	Brendan Eckelman	Name:	Jason Cole
Title:	CSO	Title:	Chief Operating and Legal Officer

Exhibit 1.47
Inhibrx Patents as of the Effective Date
[***]

Exhibit 2.2.1
Program Plans for the Initial Programs
[***]